Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	chubb.com @Chubb

News Release

Chubb Announces Preliminary First Quarter 2018 Net Catastrophe Loss Estimates, Including California Mudslides, of $380 Million Pre-Tax, or $305 Million After Tax

Zurich – April 3, 2018 – Chubb Limited (NYSE: CB) today announced preliminary net loss estimates in the first quarter of 2018 attributable to natural catastrophes, including the California mudslides, of $380 million pre-tax, or $305 million after tax.

Losses from the California mudslides are estimated at $125 million pre-tax. The company also reported that net losses in the first quarter from the northeast winter storms that struck the East Coast on January 3 and March 1 are estimated at $115 million and $80 million pre-tax, respectively. All other net losses from natural catastrophes to date globally in the first quarter are estimated at $60 million pre-tax.

These estimates are net of reinsurance, include reinstatement premiums and comprise losses generated from the company’s commercial and personal property and casualty insurance businesses as well as its reinsurance operations.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also distinguished by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength, underwriting excellence, superior claims handling expertise and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: chubb.com.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Investor Contact

Helen Wilson, 441-299-9283, helen.wilson@chubb.com

Media Contact

Jeffrey Zack, 212-827-4444, jeffrey.zack@chubb.com

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release related to losses reflect Chubb Limited’s current preliminary views with respect to future events, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results and accounting determinations to differ from those set forth in these statements. The forward-looking statements could be affected by the number of insureds and ceding companies impacted by the relevant catastrophes, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, impact on the company’s reinsurers, the amount and timing of reinsurance recoverables actually received, coverage and regulatory issues, and other factors identified in the company’s filings with the Securities and Exchange Commission, among other things. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2